Exhibit 99.1

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines
Phone:  808.835.3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Allyson Pooley
Integrated Corporate Relations
Phone:  310.954.1100

apooley@icrinc.com

MEDIA CONTACT:

Keoni Wagner, VP Public Affairs

Hawaiian Airlines
Phone:  808.838.6778

keoni.wagner@hawaiianair.com

Hawaiian Holdings Reports 2007 Second Quarter Financial Results

•                              Operating revenue increased 8.8% to $244 million

•                              Hawaiian maintains industry leading load factor of 87.1%

•                              CASM excluding fuel decreased by 4.9% to 7.64 cents

•                              Unrestricted cash, cash equivalents and short-term investments increased to $152.8 million at June 30, 2007 versus $114.5 million at year end 2006

HONOLULU – July 30, 2007 – Hawaiian Holdings, Inc. (AMEX: HA) (“Holdings” or “the Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported a consolidated net loss for the three months ended June 30, 2007 of $3.9 million, or $0.08 per basic and diluted share, on total operating revenue of $244.2 million.  This result compares to a net loss of $26.4 million, or $0.56 per basic and diluted share for the three months ended June 30, 2006.  Prior year results included a special charge of $28.0 million related to the Company’s redemption of its then outstanding 5% subordinated convertible notes in April of 2006.

“While market conditions – both Transpacific and Interisland – remain challenging, we are pleased with our performance in controlling costs,” commented Mark Dunkerley, the Company’s President and Chief Executive Officer.  “During the second quarter we completed a substantial organizational restructuring, implemented previously announced outsourcing of Accounting and Reservations activities and made further progress in our realignment of key supplier contracts.  None of these changes have been easy, however, they have all been essential and we remain committed to pursuing further cost containment initiatives.”

Mr. Dunkerley continued, “Although revenue performance has firmed during the summer travel season, our financial results continue to reflect a turbulent competitive environment.  On our Transpacific routes a multi-year expansion in industry capacity has led to widespread discounting, in distinct contrast to air travel markets elsewhere in the United States.  Meanwhile, the Hawaii Interisland marketplace remains awash with discounts since the entry of a new competitor in June 2006.  Despite these challenges, Hawaiian employees continue to deliver unrivaled service and operational performance, allowing us to attract a disproportionate passenger share in the markets we serve.”

Second Quarter Operating Results

The Company reported an operating loss of $0.6 million in the second quarter of 2007 compared to operating income of $9.0 million in the second quarter of 2006.  Second quarter 2007 operating revenue was $244.2 million, an 8.8% increase compared to the second quarter of 2006.  Capacity for the quarter increased 18.9% year-over-year to 2.3 billion Available Seat Miles (ASMs), resulting in a Revenue per ASM (RASM) decrease of 8.5% to 10.56 cents.  Second quarter load factor increased slightly to 87.1% from 86.9% in the same period a year ago. Passenger yield (passenger revenue per revenue passenger mile) declined 8.0%, to 11.19 cents from 12.17 cents in the second quarter 2006.

	Three Months Ended						Six Months Ended
	June 30,						June 30,
	2007		2006		Change		2007		2006		Change
Scheduled Operations:
Revenue passenger miles (RPM) (a)	1,985.3		1,661.5		19.5%		3,842.2		3,287.3		16.9%
Available seat miles (ASM) (a)	2,277.2		1,911.6		19.1%		4,400.6		3,770.2		16.7%
Passenger revenue per RPM	11.19	¢	12.17	¢	(8.0)%		10.79	¢	11.92	¢	(9.4)%
Passenger load factor (RPM/ASM)	87.2%		86.9%		0.30	pt.	87.3%		87.2%		0.10	pt.

Total Operations:
Revenue passenger miles (RPM) (a)	2,014.0		1,690.4		19.1%		3,904.7		3,350.9		16.5%
Available seat miles (ASM) (a)	2,311.8		1,944.9		18.9%		4,472.9		3,841.0		16.5%
Passenger load factor (RPM/ASM)	87.1%		86.9%		0.20	pt.	87.3%		87.2%		0.10	pt.
Operating Revenue per ASM (RASM)	10.56	¢	11.54	¢	(8.5)%		10.27	¢	11.37	¢	(9.6)%
Operating Cost per ASM (CASM)	10.59	¢	11.08	¢	(4.4)%		10.64	¢	11.25	¢	(5.4)%
CASM ex-fuel	7.64	¢	8.03	¢	(4.9)%		7.80	¢	8.23	¢	(5.2)%

(a) In millions.

Total operating expenses for the second quarter of 2007 increased 13.6% year-over-year to $244.8 million, resulting in an operating cost per available seat mile (CASM) of 10.59 cents, down 4.4% versus the same period a year ago on greater capacity.  CASM excluding fuel for the second quarter of 2007 was 7.64 cents, a 4.9% decrease versus last year’s second quarter.

Aircraft fuel costs increased 15.1% year-over-year to $68.2 million and represented close to 28% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel declined 1.9% year-over year in the second quarter to $2.11 (including taxes, delivery and hedging impacts), helping to offset a 16.6% increase in block hours reflecting additional operations by both the Boeing 717 and Boeing 767 fleets.  As a result of ongoing fuel consumption initiatives, Hawaiian’s second quarter fuel consumption per block hour declined on both fleets relative to the year earlier period.

Wages and benefit expense increased 6.9% versus a year ago to $59.9 million.  This result reflects charges totaling $2.5 million for severance payments associated with Hawaiian’s re-organization of its non-union and administrative workforce in the quarter and voluntary separation packages offered to employees affected by outsourcing initiatives.  Maintenance, materials and repairs expense increased $5.0 million to $23.2 million.  The increase in maintenance expense is primarily attributable to increased engine maintenance expenses, including higher power-by-the-hour (PBH) charges for engine maintenance due to an increase in block hours, the enrollment of additional engines into PBH programs relative to the year earlier period and higher per hour rates, as well as engine overhaul expenses related to a 767 engine not previously covered under a PBH arrangement.   Aircraft rent expense declined $2.7 million or 10.0% compared to the second quarter of 2006 as a result of the December 2006 purchase of three previously leased Boeing 767-300ER aircraft, while other expenses increased $4.6 million driven in part by transition expenses related to cost reduction initiatives.

Second quarter 2007 non-operating expenses totaled $4.6 million, as compared to non-operating expenses of $31.1 million in the second quarter of 2006.  The prior year period included $28.0 million of expense related to Holdings’ redemption of its then outstanding 5% subordinated convertible notes in April of 2006.  During this year’s second quarter the Company recognized a tax benefit of $1.3 million compared to tax expense of $4.3 million in the same period last year.

Liquidity, Capital Resources and Fuel Hedging:

•                  As of June 30, 2007, the Company had unrestricted cash, cash equivalents and short-term investments of $152.8 million, and $49.1 million in restricted cash.

•                  As of June 30, 2007, the Company’s debt included $108.2 million in two term loans at the Hawaiian level, $122.0 million in floating rate notes issued in conjunction with the acquisition of three previously leased Boeing 767-300 ER aircraft in December 2006 and additional notes payable of $19.6 million.

•                  As of June 30, 2007, Hawaiian had entered into jet fuel forward contracts to hedge approximately 3% of its fuel requirements for the third quarter of 2007, 3% for the fourth quarter of 2007 and 1% for the first quarter of 2008.  The Company’s current jet fuel hedge position is outlined in the table below:

	Average Jet Fuel Contract Price per Gallon	Gallons Hedged (thousands)	Percentage of Quarterly Consumption Hedged

Third Quarter 2007	$2.107	1,008	3%
Fourth Quarter 2007	$2.166	840	3%
First Quarter 2008	$2.253	168	1%

Second Quarter Highlights and Recent Events

•                  In early July, the U.S. Department of Transportation’s monthly Consumer Air Travel Report for May ranked Hawaiian #1 for on-time performance, fewest cancellations and fewest misplaced bags.  Hawaiian was also ranked #3 for fewest complaints.  With this result, Hawaiian has posted the #1 on-time performance reported by the DOT in 40 of the past 43 months.

•                  In its July issue, Consumer Reports gave Hawaiian a “Best Buy” rating for offering the “best combination of service and price.” Hawaiian was one of only four airlines nationwide and the only one serving Hawaii to receive the magazine’s top rating.

•                  In its June issue, Travel + Leisure’s 2007 Worlds Best Service Awards rated Hawaiian highest of all domestic carriers serving Hawaii and the #3 domestic carrier overall.

•                  In June, Hawaiian announced the appointment of Rick Peterson as Vice President of Marketing and Sales.  Previously Vice President of e-commerce, Peterson has led the development of Hawaiian’s successful online marketing programs for the past decade, including a series of innovative enhancements to its frequent flyer program, HawaiianMiles, and the company’s industry-leading new website.

•                  In May, culminating six months of studying the company’s management structure, Hawaiian released 98 non-union employees in administrative positions throughout the company and eliminated an additional 38 unfilled non-union positions as part of a broad effort to realign its managerial and administrative structure with the changing nature of its business.

•                  In mid-May, Hawaiian announced a new code share agreement with Korean Air.  The agreement expands the range of travel options for Korean Air’s customers coming to Hawaii and eases their flight connections between Asia, Hawaii and the Western U.S.

•                  In late April, Hawaiian added Continental’s U.S. routes to its frequent flyer benefits. Hawaiian members are now able to earn and redeem HawaiianMiles anytime they fly Continental Airlines in the U.S., including Continental Express flights operated by ExpressJet Airlines and Chautauqua Airlines, as well as select Continental Connection flights operated by CommutAir.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin later today (Monday, July 30, 2007) at 5:00 p.m., Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live broadcast, the call will be archived on Hawaiian’s investor website.

About Hawaiian Airlines

The nation’s top-ranked airline for service in the 2007 Airline Quality Ratings, Hawaiian also led all U.S. carriers in on-time performance for 2004, 2005 and 2006 (including a record 36 consecutive months from November 2003 to October 2006,) and in fewest misplaced bags for 2005 and 2006, as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure, and Zagat all rank Hawaiian as the top domestic airline serving Hawaii.

Now in its 78th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the second largest provider of passenger air service between the U.S. mainland and Hawaii. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations (in thousands, except for per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30
	2007	2006	2007	2006
Operating Revenue:
Passenger	$222,167	$202,157	$414,724	$391,747
Cargo	7,454	7,830	14,444	15,918
Charter	2,213	1,951	4,616	4,225
Other	12,350	12,556	25,590	24,694
Total	244,184	224,494	459,374	436,584
Operating Expenses:
Aircraft fuel, including taxes and oil	68,164	59,216	127,458	116,178
Wages and benefits	59,946	56,057	117,943	114,226
Aircraft rent	24,439	27,164	48,579	54,522
Maintenance materials and repairs	23,236	18,262	48,298	35,034
Aircraft and passenger servicing	13,847	11,760	27,937	23,757
Commissions and other selling	14,996	12,302	28,380	25,206
Depreciation and amortization	11,169	6,961	21,395	13,725
Other rentals and landing fees	6,818	6,149	13,803	12,064
Other	22,168	17,606	42,310	37,449
Total	244,783	215,477	476,103	432,161
Operating Loss	(599)	9,017	(16,729)	4,423
Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(6,414)	(4,533)	(12,956)	(8,469)
Losses due to redemption, extinguishment and modification of long-term debt	—	(28,032)	—	(31,104)
Interest income	2,374	3,037	5,195	5,466
Capitalized interest	400	960	1,309	1,259
Other, net	(963)	(2,519)	(1,811)	(5,753)
Total	(4,603)	(31,087)	(8,263)	(38,601)
Loss Before Income Taxes	(5,202)	(22,070)	(24,992)	(34,178)
Income tax expense (benefit)	(1,261)	4,314	(9,159)	4,498
Net Loss	$(3,941)	$(26,384)	$(15,833)	$(38,676)
Net Loss Per Common Stock Share:
Basic	$(0.08)	$(0.56)	$(0.34)	$(0.82)
Diluted	$(0.08)	$(0.56)	$(0.34)	$(0.82)
Weighted Average Number of Common Stock Shares Outstanding:
Basic	47,153	47,171	47,153	47,126
Diluted	47,153	47,171	47,153	47,126

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2007		2006		2007		2006

GAAP operating expenses	$244.8		$215.5		$476.1		$432.2
Aircraft fuel, including taxes and oil	68.2		59.2		127.5		116.2
Adjusted operating expenses	$176.6		$156.3		$348.6		$316.0

Available Seat Miles	2,311.8		1,944.9		4,472.9		3,841.0

CASM	10.59	¢	11.08	¢	10.64	¢	11.25	¢
Less aircraft fuel	2.95		3.05		2.84		3.02
CASM - ex-fuel	7.64	¢	8.03	¢	7.80	¢	8.23	¢